ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of May 31, 2011 by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“BNYM”), and the BENNETT GROUP MASTER FUNDS, a Delaware statutory trust (the “Fund”).  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A.           The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.            The Fund wishes to retain BNYM to provide administration and accounting services to its feeder funds listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Series”), and BNYM wishes to furnish such services.

C.            The Fund also wishes to retain BNYM to provide accounting services to its Cayman Island based wholly owned subsidiaries listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (collectively referred to herein with each respective Series), and BNYM wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.            Appointment.  The Fund hereby appoints BNYM to provide administration and accounting services to each of the Series, in accordance with the terms set forth in this Agreement.  BNYM accepts such appointment and agrees to furnish such services.  BNYM shall be under no duty to take any action hereunder on behalf of the Fund or any Series except as specifically set forth herein or as may be specifically agreed to by BNYM and the Fund in a written amendment hereto. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2.            Instructions.

(a)           Unless otherwise provided in this Agreement, BNYM shall act only upon Oral Instructions or Written Instructions.

(b)           BNYM shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by BNYM to be an Authorized Person) pursuant to this Agreement.  BNYM may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until BNYM receives Written Instructions to the contrary.

(c)           The Fund agrees to forward to BNYM Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNYM or its affiliates) so that BNYM receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by BNYM or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNYM’s ability to rely upon such Oral Instructions.

3.            Right to Receive Advice.

(a)           Advice of the Fund.  If BNYM is in doubt as to any action it should or should not take, BNYM may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)           Advice of Counsel.  If BNYM shall be in doubt as to any question of law pertaining to any action it should or should not take, BNYM may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or BNYM, at the option of BNYM).  If BNYM seeks advice from its counsel, BNYM shall be responsible for the fees and expenses charged by such counsel.

(c)           Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions BNYM receives from the Fund and the advice BNYM receives from counsel, BNYM may rely upon and follow the advice of counsel.

(d)           No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon BNYM (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4.            Records; Visits.

(a)           The books and records pertaining to the Fund and the Series which are in the possession or under the control of BNYM shall be the property of the Fund.  The Fund and Authorized Persons shall have access to such books and records at all times during BNYM’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNYM to the Fund or to an Authorized Person, at the Fund’s expense.

(b)           BNYM shall keep the following records:

(i)         all books and records with respect to each Series’ books of account;

(ii)        records of each Series’ securities transactions; and

(iii)       all other books and records as BNYM is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

5.            Confidentiality.   Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNYM in connection with an independent third party compliance or other review; (h) is necessary or desirable for BNYM to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6.   Liaison with Accountants.  BNYM shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Series.  BNYM shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7.   BNY Mellon System.  BNYM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNYM in connection with the services provided by BNYM to the Fund.  Notwithstanding the foregoing, the Fund shall retain all ownership rights in Fund data that resides on the BNYM system.

8.    Disaster Recovery.  BNYM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment designed to ensure continuity of services provided to the Fund.  In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own intentional misconduct, willful misfeasance, bad faith or negligence with respect to its duties or obligations under this Agreement.

9.   Compensation.

(a)           As compensation for services rendered by BNYM during the term of this Agreement, the Fund, on behalf of each Series, will pay to BNYM a fee or fees as may be agreed to in writing by the Fund and BNYM.

(b)           The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by BNYM to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Directors or Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c)           With regard to the typesetting services described in Section 14(b), BNYM will be responsible for paying the Print Vendor’s fees.  For the avoidance of doubt, BNYM anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor, and BNYM will retain the difference between the amount paid to BNYM hereunder and the fees BNYM pays to the Print Vendor.

(d)           Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to BNYM the fees set forth in the applicable fee letter.

10.         Standard of Care/Limitation of Liability.

(a)           Subject to the terms of this Section 10, BNYM shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by BNYM’s own intentional misconduct, willful misfeasance, bad faith or negligence with respect to its duties or obligations under this Agreement (“Standard of Care”).

(b)   BNYM's liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by BNYM for services provided hereunder during the twenty-four (24) months immediately prior to the date of such Loss (the “Liability Cap”).  For purposes of clarification, in the event a Loss occurs prior to the end of 24 months subsequent to the date of this Agreement, the Liability Cap shall be calculated on a pro forma basis based upon the fees actually paid to BNYM pursuant to this Agreement prior to the date of Loss.  Notwithstanding anything to the contrary in this Agreement, if any Loss is incurred by the Fund, its affiliates and any person or entity claiming through the Fund or its affiliates that is caused by BNYM’s intentional misconduct or willful misfeasance, BNYM’s liability shall be limited to the greater of the actual Loss incurred or the Liability Cap.

(c)   BNYM shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”).  Upon the occurrence of an Event Beyond Reasonable Control, the affected Party shall be excused from any non-performance caused by the Event Beyond Reasonable Control (i) for so long as the Event Beyond Reasonable Control or damages caused by it prevail; and (ii) such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted.

(d)   BNYM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNYM reasonably believes to be genuine.  BNYM shall not be liable for any damages that are caused by actions or omissions taken by BNYM in accordance with Written Instructions or advice of counsel.  BNYM shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e)   Neither BNYM nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by BNYM or its affiliates.

(f)   The Fund may not assert a claim or cause of action (or, if applicable, commence an arbitration or other alternative dispute resolution proceeding) against BNYM or any of its affiliates more than 36 months after the first event or occurrence comprising the conduct or alleged conduct upon which the cause of action is based.

(g)   Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)   This Section 10 shall survive termination of this Agreement.

11.          Indemnification.

(a)           The Fund agrees to indemnify BNYM and hold BNYM harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, “Losses”) sustained or incurred by or asserted against BNYM by reason of or as a result of any action or inaction, or arising out of BNYM’s performance hereunder, including reasonable fees and expenses of counsel incurred by BNYM in a successful defense of claims by the Fund; provided however, that the Fund shall not indemnify BNYM for those Losses arising out of any material breach by BNYM of any representation or warranty made by it in this Agreement, or arising out of BNYM’s own negligence or willful misconduct.  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

(b)           BNYM agrees to indemnify the Fund and hold the Fund harmless from and against any and all Losses sustained or incurred by or asserted against the Fund directly arising out of any material breach by BNYM of any representation or warranty made by it in this Agreement, or arising out of BNYM’s own negligence or willful misconduct; provided however, that BNYM shall not indemnify the Fund for those Losses to the extent primarily arising out of any material breach by the Fund of any representation or warranty made by it in this Agreement or the Fund’s own negligence or willful misconduct.  This indemnity shall be a continuing obligation of BNYM, its successors and assigns, notwithstanding the termination of this Agreement.

12.          Description of Accounting Services on a Continuous Basis.  BNYM will perform the following accounting services with respect to each Series:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Series (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees, and expense limitation amounts);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)
Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Series’ investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNYM shall not under any circumstances be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall BNYM have any liability relating to inaccuracies or otherwise with respect to such information or valuations unless such inaccuracy was caused by BNYM not meeting its Standard of Care;

(xiv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value;

(xvi)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

(xvii)	Provide financial data required in the prospectus and statement of additional information to the extent such financial data has been prepared by or is in the possession of BNYM.

13.          Description of Administration Services on a Continuous Basis.  BNYM will perform the following administration services with respect to each Series that is registered under the 1940 Act:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Series and Fund statistical data as requested on an ongoing basis;

(iv)	Prepare for execution and filing the Fund’s Federal and state tax returns;

(v)	Monitor each Series’ status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(vi)
Prepare the Fund’s financial statements for its annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in an acceptable SEC EDGARizable format);

(vii)
Prepare and coordinate the filing of annual Post-Effective Amendments to the Fund’s Registration Statement (not including the creation of a series or class); prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

(viii)	Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund;

(ix)
Draft agendas (with final selection of agenda items being made by Fund counsel) and resolutions for quarterly board meetings, and for special meetings of the board as may be requested by the Fund and agreed to by BNYM;

(x)	Coordinate the assembly and mailing of board materials for quarterly board meetings, and for special meetings of the board as may be requested by the Fund and agreed to by BNYM;

(xi)	Attend quarterly board meetings and draft minutes thereof;

(xii)
Provide compliance policies and procedures related to services provided by BNYM and, if mutually agreed, certain BNYM affiliates, summary procedures thereof and periodic certification letters; and make available, upon mutual agreement and to the extent reasonable, BNYM personnel for due diligence purposes to assist the Fund in its 38a-1 oversight responsibilities;

(xiii)	Maintain a regulatory calendar for the Fund listing various SEC filing and board approval deadlines;

(xiv)	Maintain Fund records required under applicable Securities Laws and provide assistance with providing records in response to examinations of the Fund by any regulatory organization;

(xv)
If the chief executive officer or chief financial officer of the Fund is required to provide a certification pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, BNYM will provide (to such person or entity as agreed between the Fund and BNYM) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and BNYM from time to time.  BNYM shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(xvi)
Provide, no more frequently than quarterly, certifications upon the reasonable request of the Fund’s chief compliance officer (the “CCO”) to enable the CCO to perform the annual review of the Fund’s compliance program as required by Rule 38a-1 of the 1940 Act.

All regulatory services are subject to the review and approval of Fund counsel.

14.          Description of Typesetting Services on a Continuous Basis:

(a)           BNYM has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNYM the ability to generate semi-annual shareholder reports on Form N-CSR and quarterly shareholder reports on Form N-Q (collectively “Financial Reports”) for its clients.  Notwithstanding anything to the contrary herein, BNYM shall not be obligated to perform any of the typesetting services described in Section 14(b)(i) through 14(b)(iii) unless an agreement, including all relevant schedules and appendices thereto, between BNYM and the Print Vendor for the provision of such services is then-currently in effect.  BNYM will inform the Fund of the identity of the Print Vendor, and the Fund is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Amendment.

(b)           BNYM shall provide the following typesetting services to the Fund:

(i)           BNYM will, or will cause the Print Vendor to, as applicable for the particular Financial Report: (A) create financial compositions for Financial Reports and the related EDGAR files; (B) maintain country codes, industry class codes, security class codes and state codes; (C) map individual general ledger accounts into master accounts to be displayed in the Financial Reports; (D) create components that will specify the proper grouping and sorting for display of portfolio information; (E) create components that will specify the proper calculation and display of financial data required for each Financial Report (except for identified manual entries, which BNYM will enter); (F) process, convert and load security and general ledger data; and (G) include in the Financial Report shareholder letters, Management Discussion and Analysis (“MD&A”) commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums, all as provided from external parties to BNYM.

(ii)          BNYM will cause the Print Vendor to perform document publishing to include the ability to output both print-ready PDF files and EDGAR ASCII files.  An EDGAR ASCII filing will be limited to one EDGAR ASCII filing per Financial Report.  Unless mutually agreed in writing between BNYM and the Fund, BNYM will use the same layout, for production data, for every successive reporting period.

(iii)         BNYM will use the Print Vendor’s system to generate Financial Reports, which shall include as applicable: (A) front/back cover; (B) table of contents; (C) shareholder letter; (D) MD&A commentary; (E) sector weighting graphs/tables; (F) disclosure of Fund expenses; (G) schedules of investments; (H) statement of net assets; (I)  statements of assets and liabilities; (J) statements of operation; (K) statements of changes; (L) statements of cash flows, if required; (M) financial highlights; (N) notes to financial statements; (O) report of independent registered public accounting firm; (P) tax information; and (Q) additional Fund information as mutually agreed in writing between BNYM and the Fund.

(c)           The Fund shall timely review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to timely review and comment on, all Financial Reports, and the Fund shall timely provide final sign-off.  Absent timely final sign-off by the Fund, BNYM shall not have responsibility to timely produce the affected Financial Report.

15.          Data Repository and Analytics Suite.  BNYM shall provide to the Fund BNY Mellon data repository and analytics suite services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit C may be amended from time to time.  Persons who are Fund “Authorized Persons” and may access the data repository and analytics suite are set forth on Exhibit C attached hereto and made a part hereof, as such Exhibit C may be amended from time to time.

16.          Duration and Termination.

(a)           This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).

(b)           Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or BNYM provides written notice to the other of its intent not to renew.  Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)           In the event of termination by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to BNYM prior to any such conversion.

(d)           If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)           Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 16(f) below), if in connection with a Change in Control (for purposes of this Section 16(e) “Change of Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund) the Fund gives notice to BNYM terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”): (i) BNYM shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that BNYM does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and before the effective date of the Early Termination, the Fund shall pay to BNYM an amount equal to one-half of all fees and other amounts (“Early Termination Fee”) calculated as if BNYM were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNYM under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNYM for the termination of services before the expiration of the then-current Initial or Renewal Term. If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.” If any of the Fund’s assets serviced by BNYM under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at, BNYM’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNYM or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(f)           In the event that this Agreement is terminated in accordance with the provisions of Section 16(d) above, Section 16(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 16(e) shall not be permitted prior to the termination date of this Agreement).

17.          Notices. Notices shall be addressed (a) if to BNYM, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as BNYM may inform the Fund in writing); (b) if to the Fund, at 1400 K Street NW, Suite 501, Washington, D.C. 20005, Attention: President (or such other address as the Trust may inform BNYM in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming email, telegram, cable, telex or facsimile sending device, it shall be deemed to have been given upon confirmation of receipt.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18.          Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19.          Assignment.  BNYM may assign this Agreement and/or its rights hereunder to any affiliate of BNYM, provided that BNYM gives the Fund thirty (30) days prior written notice of such assignment.  A change in control of either party shall not constitute an assignment of this Agreement.

20.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.          Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.          Miscellaneous.

(a)   Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of BNYM hereunder without the prior written approval of BNYM, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(b)   During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNYM employee was identified by such entity solely as a result of the BNYM employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)   Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  BNYM disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d)   This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNYM.

(e)   The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

(f)            This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(h)   The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)            To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Managing Director

THE BENNETT GROUP MASTER FUNDS

By:	/s/Stuart W. Rogers

Name:	Stuart W. Rogers

Title:	Treasurer & Secretary

EXHIBIT A

THIS EXHIBIT A, dated as of April ___, 2011 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of April ___, 2011 between BNY Mellon Investment Servicing (US) Inc. and The Bennett Group Master Funds.

Series
Bennett Conservative Series [Cayman Corporate Entity Name]

Bennett Moderate Series [Cayman Corporate Entity Name]

Bennett Growth Series [Cayman Corporate Entity Name]

Bennett Aggressive Growth Series [Cayman Corporate Entity Name]

APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)
“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board Trustees to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)
“Oral Instructions” mean oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person.  BNYM may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)
“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by BNYM to be an Authorized Person) and received by BNYM or (ii) trade instructions transmitted (and received by BNYM) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

EXHIBIT B

Data Repository and Analytics Suite

1.            BNY Mellon Services. BNYM will:

(a)
Provide Internet access to BNYM’s data repository and analytics suite at https://esp01.bnymellon.com/LaunchPad/dflt/OrgLogin.do or other site operated by BNYM (the “Site”) for Fund portfolio data otherwise supplied by BNYM to Fund service providers via other electronic and manual methods.  Types of information to be provided on the Site include: (i) data relating to portfolio securities (other than Compliance Reporting Services, as defined below), (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”).  Types of information to be provided on the Site also include: [data relating to portfolio securities relative to certain provisions of the Internal Revenue Code, securities laws or the Fund's offering documents] (collectively, the "Compliance Reporting Services")(the Accounting Services and the Compliance Reporting Services are together referred to in Exhibits B and C as the "Services").  The parties hereby agree that the Compliance Reporting Services are back-end reports only and that BNYM (i) makes no representation or warranty about the accuracy of the Compliance Reporting Services, or how complete such information is, at any time and (ii) shall have no liability whatsoever with respect to the accuracy or inaccuracy or complete or incomplete nature of the Compliance Reporting Services or reliance thereon by any party.

(b)	Supply each of the Authorized Persons specified on Exhibit C as permissible users of the Data Repository and Analytics Suite (the “Users”) with a logon ID and Password;

(c)
Provide to Users access to the information listed in (a) above using standard inquiry tools and reports.  With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, BNYM will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources.  In addition, costs for developing custom reports or enhancements are not included in the fees set forth below and will be billed separately to the Fund.

(d)
Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the Services and inform the Fund promptly of any malfunctions or service interruptions.

2.            Duties of the Fund and the Users. The Fund and the Users (to the extent applicable) will:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)
Use commercially reasonable efforts to keep logon IDs and passwords confidential and notify BNYM as soon as reasonably practicable in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

(c)
The Fund and the Users acknowledge that certain information on the Site may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agree that the Site and all information on the Site is for the sole and exclusive use of the Fund and the Users. Certain information on the Site is supplied to BNYM pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information.  Therefore, the Fund and the Users further agree not to disclose, disseminate, reproduce, redistribute or republish such information in any way without the express written permission of BNYM and the Licensor. (Licensor permission to be obtained by BNYM prior to BNYM providing its permission.)

3.           Standard of Care; Limitations of Liability

(a)
Notwithstanding anything to the contrary contained in this Exhibit or any other part of the Agreement, BNYM shall be liable for direct damages incurred by the Fund which arise out of BNYM’s failure to perform its duties and obligations described in this Exhibit only to the extent such damages result from intentional misconduct, willful misfeasance, bad faith, or negligence.

(b)
The Fund acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. BNYM’s provision of Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Fund agrees that BNYM shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of BNYM’s standard of care above.

(c)
Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, BNYM shall not be liable for delays or failures to perform any of the Services or errors occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”).  Upon the occurrence of any Event Beyond Reasonable Control, the affected Party shall be excused from any non-performance caused by the Event Beyond Reasonable Control (i) for so long as the Event Beyond Reasonable Control or damages caused by it prevail; and (ii) such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted.

4.           Fees for the Data Repository and Analytics Suite.

(a)	As compensation for services rendered by BNYM pursuant to this Amendment, the Fund will pay to BNYM a fee or fees as may be agreed to in writing by the Fund and BNYM.

(b)
The undersigned hereby represents and warrants to BNYM that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to the Fund in connection with this Amendment, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by BNYM to such adviser or sponsor or any affiliate of the Fund relating to this Amendment have been fully disclosed to the Board of Directors or Trustees of the Fund and that, if required by applicable law, such Board of Directors or Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

5.           Duration, Termination and Changes to Terms.

(a)
BNYM shall have the right at any time to provide notice of changes to the terms and fees described in this Agreement.  Such changes will become effective and bind the parties hereto after sixty (60) days from the date BNYM notifies the Fund of such changes, unless the Fund terminates this Agreement pursuant hereto or the parties agree otherwise at such time.

(b)
Either party may terminate this Exhibit upon sixty (60) days’ prior written notice to the other.  Any outstanding fees must be paid before this Agreement terminates, unless BNYM waives such requirement.

6.           Miscellaneous.  In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the Services.

EXHIBIT C

Data Repository and Analytics Suite Authorized Persons

The following individuals shall be Fund Authorized Persons to access BNYM’s data repository and analytics suite:

Name	Company or Firm	Signature

___________________	___________________	___________________

___________________	___________________	___________________

___________________	___________________	___________________

___________________	___________________	___________________

___________________	___________________	___________________

___________________	___________________	___________________

___________________	___________________	___________________